                                                                    EXHIBIT 2.27




                         AGREEMENT AND PLAN OF MERGER



                                by and between



                              IXL HOLDINGS, INC.,

                               iXL-BOSTON, INC.,

                         LARRY MILLER PRODUCTIONS, INC.

                                      AND

                              THE LMP PRINCIPALS



                       Dated as of September 9th, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


  THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 9th day of September, 1998, by and between Larry Miller Productions, Inc., a Massachusetts corporation ("LMP"), IXL Holdings, Inc., a Delaware corporation ("Parent"), iXL-Boston, Inc., a Delaware corporation, or its successors or assigns ("Sub"), and the principals of LMP as listed on the signature page hereto (the "LMP Principals").

                               R E C I T A L S:
                               - - - - - - - -

  A. LMP is engaged in the business of developing internet sites and furnishing internet services, including website design and maintenance (the "LMP Business").

  B. LMP and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

  C. The LMP Principals comprise (i) Jeff Janer and Dave Greeley, as the holders, in aggregate, of a majority of the LMP Stock as defined below (the "LMP Principal Shareholders"), (ii) the other shareholders of LMP, as identified as such on Schedule 4.3(a) hereto (collectively, the "LMP Other Shareholders"; collectively with the LMP Principal Shareholders, the "LMP Shareholders"), (iii) Jeff Janer, Mike Sabourin and Dave Greeley, as the holders, in aggregate, of a majority of LMP's outstanding non-qualified stock options ("LMP $25 Options") at $25 per share (collectively, together with the LMP Principal Shareholders in their capacity as such, the "LMP Majority Principals") and (iv) the other holders of LMP $25 Options, as identified as such on Schedule 4.3(a) hereto
                                                     ---------------
(collectively, together with the LMP Other Shareholders, the "LMP Other Principals").

  D. The LMP Shareholders collectively own 100% of the issued and outstanding capital stock of LMP (the "LMP Stock").

  E. The respective Boards of Directors of Parent, Sub and LMP, and the respective shareholders of Sub and LMP, have approved the Merger, upon the terms and subject to the conditions set forth herein.

  F. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) LMP shall be merged with and into Sub, (b) the separate existence of LMP shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-Boston, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation."

  1.2 Closing and Closing Date. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections
7.1 and 7.2 hereof) (the "Closing Date") at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date or place is agreed to by the parties.

  1.3 Effective Time of the Merger. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) Articles of Merger (the "Massachusetts Articles of Merger"; collectively with the Delaware Certificate of Merger, the "Certificate of Merger") to be filed with the office of the Secretary of the Commonwealth of Massachusetts in accordance with the provisions of the Massachusetts Business Corporation Law (the "BCL"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing by the Secretary of State of Delaware and by the Secretary of the Commonwealth of Massachusetts, respectively, or such time as otherwise specified therein.

  1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and the BCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

  2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub, a form of which is attached to a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto ("Sub's Closing Certificate"),
                             -------------
shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

  2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is attached to the Sub's Closing Certificate.

  2.3 Board of Directors; Officers. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.


                                  ARTICLE III

                             CONVERSION OF SHARES

  3.1  Merger Consideration.  As of the Effective Time:

       (a) All shares of LMP Stock owned by LMP shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of LMP or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

       (b) Each issued and outstanding share of LMP Stock owned by the LMP Other Shareholders shall, upon surrender to Sub, at the Closing, of the underlying share certificates, become exchangeable for an amount of cash based on the following equation:

        C  =           ($5,300,000 - D) - (PS x S\\2\\ x $10)
                       -------------------------------------
                               S\\1\\ + O + W

  where:

  C       =   the amount of cash for which each share of LMP Stock owned by the
              LMP Other Shareholders shall be exchanged pursuant to the Merger

  S\\1\\  =   the aggregate number of issued and outstanding shares of LMP Stock owned by the LMP Other Shareholders on the Closing Date

  S\\2\\  =   the aggregate number of issued and outstanding shares of LMP Stock owned by the LMP Principal Shareholders on the Closing Date and the other terms are as defined in Section 3.1(c) below.

         (c) Each issued and outstanding share of LMP Stock (other than (i) any Dissenting Shares, as defined in Section 3.2 hereof and (ii) shares of LMP Stock owned by the LMP Other Shareholders) shall, upon surrender to Sub, at the Closing, of the underlying share certificates, be converted into, and become exchangeable for, a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") based on the following equation:

              PS=                530,000 - D
                                          ---
                                          $10
                                ------------------
                                         S + O + W
  where:

         PS   =     the number of shares of Parent Stock (valued, as of the
                    Closing, at $10 per share) for which each share of LMP Stock owned by those LMP Principal Shareholders) shall be exchanged pursuant to the Merger

         D    =     the outstanding indebtedness of LMP (the "LMP Debt"),
                    including debt for borrowed money and accrued interest thereon, capital leases, and that portion of accounts payable and accrued expenses, including any unpaid legal, accounting, broker or other fees of LMP, that exceeds the five month average ended May 1998, all to be determined as of three business days prior to the Closing Date and all as determined in accordance with generally accepted accounting principles ("GAAP")

         S    =     the aggregate number of issued and outstanding shares of LMP
                    Stock owned by the LMP Shareholders on the Closing Date

         O    =     the total number of options to purchase LMP Stock
                    outstanding on the Closing Date, to be exchanged for cash, or for options to acquire Parent Stock, pursuant to Section
                    6.6(b) hereof

         W    =     the total number of warrants to purchase LMP Stock
                    outstanding on the Closing Date, to be exchanged for warrants to acquire Parent Stock pursuant to Section 6.6(b) hereof

         (d) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of LMP or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

  3.2 Dissenting Shares. Notwithstanding any provision hereof to the contrary, any shares of LMP Stock held by a Dissenting Shareholder (as hereinafter defined) shall not be converted as described in Sections 3.1(b) or
(c) hereof, but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to the DGCL or BCL, as applicable; provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL or BCL, as applicable, then the LMP Stock held by such Dissenting Shareholder (the "Dissenting Shares") shall be deemed to be converted as of the Effective Time in accordance with the provisions of
Section 3.1 hereof. LMP shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demand. All amounts paid to Dissenting Shareholders shall be paid without interest thereon (to the extent permitted by applicable law) by the Surviving Corporation. For purposes hereof, the term "Dissenting Shareholder" shall mean an LMP Shareholder who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL or BCL concerning dissenter's rights.

  3.3 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing LMP Stock shall cease to have any rights as stockholders of LMP, except as provided herein or by applicable law.

  3.4 Closing of LMP's Transfer Books. At the Effective Time, the stock transfer books of LMP shall be closed and no transfer of LMP Stock shall be made thereafter. If after the Effective Time, certificates for LMP Stock are presented to Parent or the Surviving Corporation, then they shall be canceled and exchanged for a consideration as set forth in Section 3.1 hereof, subject to applicable law in the case of Dissenting Shareholders.


                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF LMP

  LMP, and the LMP Majority Principals, jointly and severally, and in addition the LMP Other Principals, severally but not jointly, represent and warrant to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof.

  4.1 Organization and Qualification. LMP is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. LMP has the requisite corporate power and authority to carry on the LMP Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify could not have a material adverse effect on the LMP Business or on LMP's properties or assets. Complete and correct copies of the Articles of Organization and Bylaws of LMP as in effect on the date hereof are attached to a closing certificate and incumbency certificate, substantially in the form of Exhibit "E" hereto ("LMP's Closing Certificate"). The minute book of LMP, a
   -----------
true and complete copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of LMP at meetings of LMP's Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders.

  4.2 Authority. LMP has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by LMP have been duly and validly authorized and approved by LMP's Board of Directors and the LMP Shareholders, and no other corporate or shareholder proceedings on the part of LMP, its Board of Directors, the LMP Shareholders or the LMP Principals is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by LMP and each LMP Principal, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of LMP and each LMP Principal, enforceable against LMP and each LMP Principal in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  4.3  Capitalization.

       (a) The authorized capital stock of LMP consists of (i) 1,000 shares of Class A Common Stock, $.01 par value, of which 450 shares are validly issued and outstanding, fully paid and nonassessable; and (ii) 2,000 shares of Class B Common Stock, $.01 par value, of which 250 shares are validly issued and outstanding, fully paid and nonassessable. All outstanding capital stock of LMP was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 4.3(a) hereto, there are no options, warrants,
                       ---------------
calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate LMP or any of the LMP Shareholders to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, LMP has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in LMP. Schedule 4.3(a) sets forth a list of (i) all holders of record of
               ---------------
(A) LMP Stock, and (B) options, warrants, convertible notes or other rights to purchase capital stock of LMP (collectively, "LMP Stock Rights"); (ii) the number of shares held by each LMP Shareholder and the number of shares of capital stock of LMP represented by the LMP Stock Rights; and (iii) the exercise price, date of grant, duration and vesting schedule for each LMP Stock Right. All agreements with or among present or former LMP shareholders to which LMP or any of the LMP Principals is a party are hereby terminated, including all rights, obligations and restrictions thereunder; no such agreement is enforceable by any party thereto; and neither any LMP Principal nor any other Person, including any party thereto other than the LMP Principals, has rights to receive LMP Stock, LMP Stock Rights or other consideration under any such agreement.

       (b) All of the issued and outstanding shares of capital stock of LMP are validly issued, fully paid and nonassessable. Except as set forth on Schedule
                                                                     --------
4.3(b) hereto, each LMP Shareholder represents and warrants that the LMP Stock
------
held by such LMP Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

  4.4 Subsidiaries. LMP has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

  4.5  No Conflicts, Required Filings and Consents.  Except as set forth on
Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by
------------
LMP or the LMP Principals, (ii) the consummation by LMP and the LMP Principals of the transactions contemplated hereby or (iii) compliance by LMP with any of the provisions hereof will:

       (a) conflict with or violate the Articles of Organization or Bylaws of LMP;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to LMP or any of the LMP Principals, or by which LMP or any of its properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which LMP is a party or by which LMP or any of its properties or assets may be bound or affected;

       (d) result in the creation of any Lien on any of the property or assets of LMP; or

       (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL and the BCL; or (ii) any other individual or Entity (collectively, a "Person").

  4.6 Financial Statements. LMP has heretofore furnished Parent with a true and complete copy of (a) the reviewed financial statements of LMP for the years ended December 31, 1994, 1995, 1996 and 1997; and (b) the unaudited financial statements of LMP for the five month period ended May 31, 1998 (all of the foregoing collectively herein referred to as the "LMP Financial Statements"). Except as disclosed therein or on Schedule 4.6 hereto, the LMP Financial
                                  -------------------
Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments in the case of the LMP Financial Statements for the period ended May 31, 1998) consistently followed throughout the periods indicated, and present fairly, in all material respects, the financial position and operating results of LMP as of the dates, and during the periods, indicated therein.

  4.7  Absence of Changes.  Except as provided in Schedule 4.7 hereto and except
                                                  ------------
as contemplated hereby, since December 31, 1997 (a) LMP has not entered into any transaction that was not in the ordinary course of business; (b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of LMP; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of LMP in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of LMP; (d) there has been no declaration, payment, or commitment for the payment, by LMP, of a bonus or other additional salary, compensation, or benefit to any employee of LMP that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by LMP, or waiver of any right of LMP; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of LMP (other than LMP Accounts Receivable as defined in Section 4.26 hereof written down in the ordinary course of business in excess of $10,000 for any single LMP Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the LMP Business or the operations of LMP; (i) there has been no loan by LMP, or guaranty by LMP of any loan, to any employee of LMP; (j) LMP has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the 1997 annual gross revenues of LMP; (k) there has been no termination or resignation of any key employee or officer of LMP, and to the knowledge of LMP, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the LMP Business, to which LMP is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) LMP has not failed to satisfy any of its debts, obligations or liabilities related to the LMP Business or the assets of LMP as the same become due and owing (except for LMP Accounts Payable (as defined in Section 4.27 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by LMP to do any of the foregoing; and (o) there has been no other event or condition of any character specifically pertaining to and materially and adversely affecting the assets, business or financial condition of LMP.

  4.8  Undisclosed Liabilities.  Except as set forth on Schedule 4.8 hereto, LMP
                                                        ------------
has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of LMP; (b) liabilities reflected on the LMP Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  4.9  Title to Properties.  Except as set forth on Schedule 4.9 hereto, LMP has
                                                    ------------
good and marketable title to, or good and valid title to its leasehold interests in, all tangible property and assets used in the LMP Business, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

  4.10 Equipment. LMP has heretofore furnished Parent with a true and correct list of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the LMP Business in the manner in which it has been and is now operated by LMP ("the LMP Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on Schedule 4.10 hereto, each material item of LMP Equipment is in good
         -------------
working order, ordinary wear and tear excepted.

  4.11 Intellectual Property.

       (a) LMP has heretofore furnished Parent with a true and complete list of all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by LMP in the conduct of the LMP Business (together with trade secrets and know how used in the conduct of the LMP Business, the "LMP Intellectual Property Rights"). LMP owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the LMP Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of LMP, threatened, that LMP is infringing or otherwise adversely affecting the rights of any Person with regard to any LMP Intellectual Property Right. To the knowledge of LMP, no Person is infringing the rights of LMP with respect to any LMP Intellectual Property Right. Neither LMP nor, to the knowledge of LMP, any employee, agent or independent contractor of LMP, in connection with the performance of such Person's services with LMP, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

       (b) LMP has heretofore furnished Parent with a true and complete list of all material computer software used by LMP in the conduct of the LMP Business (the "LMP Software"). LMP currently licenses, or otherwise has the legal right to use, all of the LMP Software (including any upgrade, alteration or enhancement with respect thereto), and all of the

LMP Software is being used in material compliance with any applicable license or other agreement.

  4.12 Real Property.  Except as set forth on Schedule 4.12 hereto:
                                              -------------

       (a) LMP has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the LMP Business (the "LMP Real Property"). LMP owns no real property. Except for Permitted Liens, and for the items set forth on Schedule
                                                                     --------
4.12, there are no Liens on LMP's interest in any of the LMP Real Property.
----
Schedule 4.12 lists each county and state where any LMP Real Property is
-------------
located, or where LMP has ever leased or owned any real property.

       (b) There are no parties in possession of any portion of the LMP Real Property other than LMP, whether as sublessees, subtenants at will or trespassers.

       (c) To the knowledge of LMP, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the LMP Leases (as hereinafter defined), any material expenditure by LMP to modify or improve any of the LMP Real Property to bring it into material compliance therewith.

  4.13 Leases.  Schedule 4.13 hereto sets forth a list of all leases pursuant
                -------------
to which LMP leases, as lessor or lessee, real or personal property used in operating the LMP Business or otherwise (the "LMP Leases"). Copies of the LMP Leases, all of which have previously been provided to Parent, are true and complete copies thereof. All of the LMP Leases are valid, binding and enforceable against LMP and, to the knowledge of LMP, against the other parties thereto, in accordance with their respective terms, and there is not under any such LMP Lease any existing default by LMP, or, to the knowledge of LMP, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. LMP has not received notice that the lessor of any of the LMP Leases intends to cancel, suspend or terminate such LMP Lease or to exercise or not exercise any option thereunder.

  4.14 Contracts.  Schedule 4.14 hereto sets forth a true and complete list of
                   -------------
all contracts, agreements and commitments (whether written or oral) to which LMP is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to LMP Intellectual Property Rights and the like (collectively, the "LMP Contracts"); excepting only those LMP Contracts which involve less than $10,000, or which involve less than $25,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which LMP is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on

Schedule 4.14, is less than $50,000 (calculating such value by adding together
-------------
the value of rights and obligations, and not by determining the net amount thereof).

  True and complete copies of all such LMP Contracts or of proposals evidencing LMP Contracts, as the case may be (or a true and complete narrative description of any oral LMP Contract) have previously been provided to Parent. Neither LMP nor, to the knowledge of LMP, any other party to any of the LMP Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the LMP Contracts, or
(y) has waived any right it may have under any of the LMP Contracts, the waiver of which is reasonably likely to have a material adverse effect on the business, assets or financial condition or prospects of LMP. All of the LMP Contracts constitute the valid and binding obligations of LMP, enforceable in accordance with their respective terms, and, to the knowledge of LMP, of the other parties thereto.

  4.15  Directors and Officers.  Schedule 4.15 hereto sets forth a list, as of
                                 -------------
the Closing Date, of the name of each director and officer of LMP and the position(s) held by each.

  4.16 Payroll Information. LMP has previously provided Parent with a true and complete copy of the payroll report of LMP dated August 27, 1998, showing all employees of LMP as of such date and their levels of compensation as of such date, other than bonuses and other extraordinary compensation, all of which bonuses and other extraordinary compensation are set forth in Schedule 4.16
                                                              -------------
hereto. LMP has paid all compensation required to be paid to employees of LMP on or prior to the date hereof other than compensation (and bonuses pursuant to arrangements described in Schedule 4.16 hereto) accrued in the current pay
                          -------------
period.

  4.17  Litigation.  Except as set forth on Schedule 4.17 hereto, there is no
                                            -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of LMP, threatened against or affecting LMP or the LMP Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against LMP.

  4.18  Employee Benefit Plans/Labor Relations.

        (a)  Except as disclosed in Schedule 4.18 hereto, there are no employee
                                    -------------
benefit plans, agreements or arrangements maintained by LMP, including (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "LMP Benefit Plans"). All LMP Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of LMP under any LMP Benefit Plan.

        (b) LMP is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of LMP; no representation campaign or election is now in progress with respect to any employee of LMP;

and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of LMP, threatened, relating to or affecting the LMP Business. To the knowledge of LMP, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

  4.19  ERISA.

        (a)  Except as set forth on Schedule 4.19 hereto, all LMP Benefit Plans
                                    -------------
that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the LMP Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No LMP Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. LMP has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving LMP Benefit Plans that would subject LMP to the penalty or tax imposed under Section 502(i) of ERISA or
Section 4975 of the Code. LMP has not engaged in any transaction described in
Section 4069 of ERISA within the last five years. Except as disclosed in
Schedule 4.19 hereto or pursuant to the terms of the LMP Benefit Plans, neither
-------------
the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of LMP, (ii) increase any benefit otherwise payable under any LMP Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

       (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any LMP Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with LMP under Section 4001 of ERISA or
Section 414 of the Code, within the 12-month period ending on the Closing Date. LMP has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any LMP Benefit Plan that remains unpaid.

  4.20  Taxes.

        (a) LMP has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by LMP on or prior to the Closing Date. LMP has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by LMP (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the LMP Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

        (b) LMP is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

        (c) LMP has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and LMP has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

  4.21 Compliance with Applicable Laws. LMP holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of LMP, as appropriate, and to carry on the LMP Business as now conducted (the "LMP Permits"). To the knowledge of LMP, LMP is in material compliance with all applicable laws, ordinances and regulations and the terms of the LMP Permits. Except as set forth on Schedule 4.21 hereto, all of the LMP Permits are fully
                       -------------
assignable by LMP in connection with the Merger.  Schedule 4.21 sets forth a
                                                  -------------
true and complete list of all LMP Permits, true and complete copies of which have previously been provided to Parent.

  4.22 Board of Directors/Shareholder Consent. Both the Board of Directors of LMP and the LMP Shareholders have adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  4.23  Brokers.  Except as set forth on Schedule 4.23 hereto, no broker or
                                         -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of LMP.

  4.24  Environmental Matters.

        (a) To the knowledge of LMP, no real property currently or formerly owned or operated by LMP is contaminated with any Hazardous Substance (as hereinafter defined);

        (b) LMP is not a party to any litigation or administrative proceeding nor, to the knowledge of LMP, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that LMP (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance;

        (c) To the knowledge of LMP, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by LMP containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law;

        (d) To the knowledge of LMP, LMP is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law; and

        (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

  4.25  Interest in Customers, Suppliers and Competitors.  Except as provided in Schedule 4.25 hereto, no officer, director, shareholder or, to the knowledge
   -------------
of LMP, employee of LMP and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of LMP, or in any Person from whom or to whom LMP leases any real or personal property, or in any other Person with whom LMP is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

  4.26 Accounts Receivable. All accounts, notes, contracts and other receivables of LMP (collectively, "LMP Accounts Receivable") were acquired by LMP in the ordinary course of business arising from bona fide transactions. To the knowledge of LMP, there are no set-offs, counterclaims or disputes asserted with respect to any LMP Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the LMP Financial Statements or on Schedule 4.26 hereto and, to the knowledge of LMP and subject to such
   -------------
reserve, all LMP Accounts Receivable are collectible in full. LMP has previously provided Parent with a true and complete aging report prepared as of August 27, 1998 which shows the time elapsed since invoice date for all LMP Accounts Receivable as of such date.

  4.27  Accounts Payable.  Except as set forth on Schedule 4.27 hereto, all
                                                  -------------
material accounts, notes, contracts and other amounts payable of LMP (collectively, "LMP Accounts Payable") are not past due by more than 90 days. LMP has previously provided Parent with a true and complete aging report prepared as of August 27, 1998 which shows the time elapsed since invoice date for all LMP Accounts Payable as of such date.

  4.28 Insurance. LMP currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the LMP Business or the ownership of LMP's property (both real and personal) (collectively, the "LMP Insurance Policies"). The LMP Insurance Policies are listed on Schedule 4.28 hereto, and true and complete copies of all LMP
          -------------
Insurance Policies have previously been provided to Parent. LMP (a) is not in material default regarding the provisions of any LMP Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

  4.29 Bankruptcy. LMP has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  4.30 LMP Debt. As of the date hereof, the LMP Debt is not in excess of $656,000.

  4.31  Investment Purpose; Accredited Investors or Purchaser representative.
(a) Each LMP Principal Shareholder, with respect to the Parent Stock, and each holder of LMP $25 Options listed on Schedule 4.31 hereto ("4.31 Optionholder"),
                                    -------------
with respect to the options on Parent Stock the he will receive pursuant to
Section 6.6(b) hereof as well as to any Parent Stock that he may be issued upon exercise of such Parent options (such options and Stock, collectively, "Parent Securities"), represents that he (i) is acquiring the Parent Stock (in the case of each 4.31 Optionholder, the Parent Securities) solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and (ii) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement); (b) Each LMP Principal Shareholder, and each 4.31 Optionholder identified on Schedule 4.31 as an accredited investor, further represents that
              -------------
he is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act; and (c) Mike Sabourin, the only 4.31 Optionholder identified on Schedule
                                                                     --------
4.31 as not an accredited investor, further represents that (i) Corporate
----
Finance Advisors, Inc. is his Purchaser representative (the "Purchaser representative") as such term is defined in Rule 501 of Regulation D under the Securities Act; and (ii) the Purchaser representative (A) is not an affiliate, director, officer or other employee of Parent, or beneficial owner of 10% or more of any class of the equity securities of, or 10% or more of the equity interest in, Parent; (B) has such knowledge and experience in financial and business matters that he is capable of evaluating, alone, or together with Mike Sabourin, the merits and risks of the prospective investment in Parent Securities; (C) has been acknowledged by Mike Sabourin in writing, during the course of the Merger, to be his purchaser representative in connection with evaluating the merits and risks of the prospective investment in Parent Securities; and (D) has disclosed to Mike Sabourin in writing a reasonable time prior to the Closing any material relationship between the Purchaser representative or his affiliates and Parent or its affiliates that exists, is mutually understood to be contemplated, or has existed at any time during the previous two years, and any compensation received or to be received as a result of such relationship.

  4.32 Restrictions on Transfer. Each LMP Principal Shareholder, and each 4.31 Optionholder, acknowledges that (a) any Parent Stock received by him directly or indirectly in connection with the Merger has not been registered under the Securities Act; (b) such Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule;
(f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

  4.33 Ability to Bear Risk; Access to Information; Sophistication. (a) Each LMP Principal Shareholder, and each 4.31 Optionholder, represents and warrants that (i) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him directly or indirectly in connection with the Merger for an indefinite period; and (ii) he can afford to suffer the complete loss of such Parent Stock; (b) Each LMP Principal Shareholder, and each 4.31 Optionholder identified on Schedule 4.31 hereto as an
                                                      --------------------------
accredited investor, further represents that (i) he has been granted the
--------------------
opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock (in the case of each such 4.31 Optionholder, the Parent Securities) and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock or Parent Securities, as the case may be; (iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he
(A) has reviewed the Private Placement Memorandum of Parent dated as of September 4, 1998 (the "Memorandum"); (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined); and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger; and (c) Mike Sabourin further represents that, either alone or with the Purchaser representative, (i) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Securities and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Securities; (iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he (A) has reviewed the Memorandum; (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries; and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

  4.34 Disclosure. No statement of fact by LMP or any LMP Shareholder contained herein and no written statement of fact furnished by LMP or any LMP Shareholder to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not misleading.

  4.35 Nature of Liabilities. Any unpaid legal, accounting or other fees of LMP are solely and directly related to the Merger or to the performance of services for LMP and not for or on behalf of any shareholder, director or employee of LMP.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Each of Parent and Sub jointly and severally represents and warrants to LMP and the LMP Principals, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof, as follows:

  5.1 Organization and Qualification. Each of Parent and its Subsidiaries (as defined in Section 10.11 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached, respectively, to a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-
                                                                     ----------
1" hereto ("Parent's Closing Certificate"), and to Sub's Closing Certificate.
--

  5.2 Authority. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by LMP and the LMP Shareholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  5.3  No Conflicts, Required Filings and Consents.  Except as set forth on
Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

       (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

       (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

       (e) require any Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL and the
BCL); or (ii) any other Person.

  5.4  Litigation.  Except as set forth on Schedule 5.4 hereto, there is no
                                           ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

  5.5  Brokers.  Except as disclosed on Schedule 5.5 hereto, no broker or finder
                                        ------------
is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

  5.6  Parent Stock.

       (a) As of the date hereof the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 13,621,814, shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant hereto), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 176,291 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable, and (D) 50,000 of which have been designated as Class D Nonvoting Preferred Stock, of which 35,700 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto, there are no options,
                                      ------------
warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

       (b) When delivered to the LMP Principal Shareholders in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

  5.7  Subsidiaries.  Except as set forth on Schedule 5.7 hereto, Parent has no
                                             ------------
subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 lists the name of each of the Subsidiaries of Parent, and
         ------------
indicates their respective jurisdictions of incorporation.

  5.8 Financial Statements. Parent has heretofore furnished LMP with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (b) the audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996 and for the year ended December 31, 1997; and (d) the unaudited consolidated financial statements for Parent and its Subsidiaries for the three month period ended June 30, 1998 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year-end adjustments).

  5.9   Undisclosed Liabilities.  Except as set forth on Schedule 5.9 hereto,
                                                         ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  5.10 Compliance with Applicable Laws. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

  5.11 Board of Directors/Shareholder Consent. The board of directors of Parent, and both the board of directors and shareholder of Sub, have, by unanimous written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  5.12 Bankruptcy. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

   5.13  Absence of Changes.  Except as provided in Schedule 5.13 hereto, since
                                                    -------------
December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  5.14 Taxes. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

  5.15 Disclosure. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to LMP in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

  5.16 Section 6.6(b) Options. With respect to the options to acquire Parent Stock to be granted to 4.31 Optionholders pursuant to Section 6.6(b) hereof ("Section 6.6(b) Options"), if at any time prior to the expiration of the
Section 6.6(b) Options Parent files under the Securities Act a registration statement on Form S-8 as to Parent Stock, then Parent shall, subject to any underwriter's restrictions and applicable securities laws, and to such registration statement becoming effective, include in such registration the Parent Stock underlying the Section 6.6(b) Options, and shall promptly give notice of such registration to each 4.31 Optionholder.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.1 Conduct of Business by LMP Pending the Merger. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in writing, LMP shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with LMP to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Effective Time, LMP shall not, directly or indirectly:

       (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of LMP or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

       (b) issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by LMP or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

       (c) amend its Articles of Organization, Bylaws or other comparable organizational documents;

       (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to LMP;

       (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

       (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of LMP, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

       (g) authorize any of, or commit or agree to take any of, the foregoing actions.

  6.2 Access to Information. From the date hereof through the Effective Time, LMP shall afford to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of LMP, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of LMP.

  6.3 Filings; Tax Elections. LMP shall promptly provide Parent with copies of all filings made by LMP with any Governmental Entity in connection herewith and the transactions contemplated hereby. LMP shall, before settling or compromising any material income tax liability of LMP, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

  6.4 Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, (a) public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger, and any such disclosure shall be coordinated by Parent, and none of the LMP Principals shall make any such disclosure without the prior written consent of Parent; and (b) the timing and text of any disclosure, to the employees of LMP or Sub, of the transactions contemplated hereby will be mutually agreed by LMP, Parent and the LMP Principals.

  6.5 Transfer and Gains Taxes and Certain Other Taxes and Expenses. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

  6.6  Options.

       (a) LMP hereby covenants and agrees that at the Effective Time, all of the LMP Stock Rights (all of which are set forth on Schedule 4.3(a) hereto)
                                                    ---------------
shall have been properly canceled and, except for the right to receive cash, or options or warrants to acquire Parent Stock, described in Section 6.6(b) below, all rights and obligations thereunder shall have been terminated.

       (b) Parent hereby covenants and agrees that, at the Effective Time, each of the holders of LMP Stock Rights shall receive cash, or fully vested options or warrants to purchase the number of shares of validly issued, fully paid and nonassessable Parent Stock, at the exercise price per share, as set forth on
Schedule 6.6(b) hereto, all of which options shall have been issued pursuant
---------------
to the IXL Holdings, Inc. 1996 Stock Option Plan, as amended (the "Parent Stock Option Plan"), and shall be in the form of Exhibit "C-1" hereto, and all of
                                           --------------------
which warrants shall be in the form of Exhibit "H" hereto ("Warrants"). Each
                                       -----------
holder of LMP $25 Options other than the 4.31 Optionholders will be entitled to the amount of cash set forth opposite such Person's name on Schedule 6.6(b).
                                                            ---------------

   6.7 Further Assurances. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

  6.8 Confidentiality and Non-Competition Agreements. Each of the LMP Majority Principals shall enter into an employee confidentiality and non-competition agreement with Parent, substantially in the form of Exhibit "I"
                                                                -----------
hereto ("Non-compete Agreement").

  6.9 Purchaser Representative. With respect to Mike Sabourin, (a) the Purchaser representative shall furnish to Parent, to Parent's satisfaction, a completed Purchaser representative Questionnaire, in the form of Exhibit "J"
                                                                 -----------
hereto; and (b) Mike Sabourin shall furnish to Parent a signed Purchaser Acknowledgement in connection therewith.

  6.10 Amendment of Employment Agreements. Any LMP employment agreement, written or oral, under which any LMP employee is entitled to a commission or bonus based on LMP's overall revenues shall be amended to delete such entitlement.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Obligation of LMP and the LMP Principals to Effect the Merger. The obligations of LMP and the LMP Principals to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

       (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) (i) the appropriate officers of Parent shall have executed and delivered to LMP at the Closing, Parent's Closing Certificate, and (ii) the appropriate officers of Sub shall have executed and delivered to LMP at the Closing, Sub's Closing Certificate;

       (c)  Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(c) hereto;
---------------

       (d) LMP shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, both as certified by the Secretary of State of Delaware;

       (e) there shall have been delivered to the LMP Principal Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of the Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), in the form of Exhibit "B" hereto;
-----------

       (f) Parent shall have executed and delivered at the Closing an Option Agreement for each of the 4.31 Optionholders, and a Warrant for each of the Persons listed on Schedule 6.6(b) hereto as receiving warrants to purchase
                  ---------------
Parent Stock;

       (g) LMP shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "D" hereto;
                                                        -----------

       (h) LMP shall have received from Parent and Sub such other documents as LMP's counsel shall have reasonably requested, in form and substance reasonably satisfactory to LMP's counsel; and

       (i) Sub shall have executed and delivered at the Closing a Non-compete Agreement for each of the LMP Majority Principals.

  7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

       (a) LMP and the LMP Principals shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of LMP and the LMP Principals contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) the appropriate officers of LMP shall have executed and delivered to Parent at the Closing, LMP's Closing Certificate;

       (c) LMP and the LMP Principals shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(c) hereto;
                                                ---------------

       (d) there shall have been delivered to Parent at the Closing, duly executed by each of the LMP Principal Shareholders, (i) an Agreement to be Bound to the Stockholders' Agreement, in the form of Exhibit "F" hereto; and (ii) an
                                               -----------
Agreement to be Bound to the Registration Rights Agreement;

       (e) Parent shall have received a corporate certificate of good standing for LMP, and a copy of the Articles of Organization of LMP, both as certified by the Secretary of the Commonwealth of Massachusetts;

       (f) as of the date three business days prior to the Closing Date the LMP Debt shall be no greater than $656,000;

       (g) LMP shall have furnished evidence to Parent's satisfaction of performance under Sections 6.6(a), 6.9 and 6.10 hereof;

       (h) Parent shall have received, at the Closing, a duly executed opinion of counsel to LMP and the LMP Principals, substantially in the form of Exhibit
                                                                       -------
"G" hereto;
---

       (i) Parent shall have received from LMP or the LMP Principals, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel;

       (j) Parent shall have received, at the Closing, (i) an Option Agreement executed by each recipient pursuant to Sections 6.6(b) hereof, and (ii) a Non-compete Agreement executed by each LMP Majority Principal; and

       (k) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the LMP Business are free and clear of all Liens other than Permitted Liens (as hereinafter defined), and that the LMP Principal Shareholders, and all 4.31 Optionholders except for Mike Sabourin, are accredited investors in accordance with Section 4.31(a) hereof.


                                 ARTICLE VIII

                                INDEMNIFICATION

  8.1  Indemnification by Parent.

       (a) Parent shall indemnify and hold the LMP Principals and LMP's directors, officers and employees (collectively, the "LMP Indemnified Parties") harmless from and against, and agree promptly to defend each of the LMP Indemnified Parties from and reimburse each of the LMP Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "LMP Loss") that any of the LMP Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

            (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

            (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

            (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

       (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all LMP Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $5,500,000 in the aggregate, and (iii) unless the LMP Principals have asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within 18 months of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a LMP Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

  8.2  Indemnification by the LMP Shareholders.

       (a) The LMP Majority Principals, jointly and severally, and in addition the LMP Other Principals, severally but not jointly, shall indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

            (i) any breach or inaccuracy of any of the representations and warranties made by LMP or the LMP Principals in or pursuant hereto, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

            (ii) any failure by LMP or any of the LMP Principals to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by LMP pursuant hereto; and

            (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

       (b) Notwithstanding the above, none of the LMP Shareholders shall have any liability under Section 8.2(a)(i) above (i) unless the aggregate of all Parent Losses for which the LMP Shareholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $5,500,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i), or 8.2(a)(iii) to the extent applicable to Section 8.2(a)(i) within 18 months of the Effective Time, except with respect to the matters arising under (A) Sections 4.18, 4.19 or 4.20 hereof, in which event Parent must have asserted a claim within the applicable statute of limitations; or (B) Section 4.24 hereof, in which event Parent must have asserted a claim within six years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) or (iii) above.

       (c) Notwithstanding the above, except for claims for indemnification based on (i) fraud, (ii) intentional misrepresentation or (iii) any breach of any representation made in Section 4.3 hereof or otherwise with respect to title to any LMP Stock or any LMP Stock Rights, the liability of the LMP Principals under Section 8.2(a) hereof will not exceed their respective portions of the merger consideration receivable hereunder, as determined, in the case of the LMP Principal Shareholders or the 4.31 Optionholders, by multiplying by $10 the sum of (A) the number of shares of Parent Stock issued to them pursuant to Section 3.1(c) hereof, plus (B) the number of Parent options granted to them pursuant to
Section 6.6(b) hereof in exchange for their LMP $25 Options; and, in the case of the LMP Other Principals exluding Francis Maslowski and Laura Wallace, by the amount of cash receivable by them pursuant to Sections 3.1(b) or 6.6(b) hereof.

  8.3  Notification of Claims; Election to Defend

       (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 12% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

       (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges (subject to a reasonable reservation of rights) is a Claim for which it must indemnify or hold harmless the Indemnified

Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

  8.4 Payment. Any Indemnifying Party may, at such Indemnifying Party's option, pay all or part of any amount due under this Article VIII by delivery of shares of Parent Stock having a value equal to the amount due (to the extent that such Indemnifying Party owns sufficient shares of Parent Stock). For the purpose of this provision, the value of Parent Stock shall be deemed to be $10 per share.

  8.5 Further Agreements Regarding Indemnification. Notwithstanding anything to the contrary in this Article VIII, (a) the entitlement of any Indemnified Party will be determined on an after-tax basis after giving effect to insurance recoveries, if any; and (b) if the Merger is not consummated, then (i) only LMP, in lieu of the LMP Principals, shall be liable hereunder, and (ii) the indemnification provisions of Sections 8.1 through 8.4 hereof will not apply, and any liability hereunder shall arise, instead, from the representations and warranties made pursuant hereto, or in any instrument, certificate or affidavit delivered in accordance herewith.


                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

   9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time:

        (a)  by mutual written consent of Parent and LMP;

        (b) by LMP, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in
Section 7.1 hereof to be incapable of being satisfied by September 15, 1998;

        (c) by Parent, upon a material breach hereof on the part of LMP or any of the LMP Principals which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by September 15, 1998;

        (d) by Parent or LMP if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

        (e) by either Parent or LMP if the Merger shall not have been consummated on or before September 15, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

   9.2  Fees and Expenses.

        (a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Surviving Corporation; provided, however, that the LMP Principals shall pay all fees and expenses (including agents, counsel and other advisors) of LMP and themselves that are not solely and directly related to the Merger or to the provision of services to LMP and not to or on behalf of any shareholder, director or employee of LMP.

        (b) If the Merger is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

        (c) If the Merger is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

  9.3 Amendment. This Merger Agreement may be amended by Parent, Sub, LMP and, on behalf of all of the LMP Principals, the LMP Principal Shareholders, at any time before or after approval hereof by the LMP Shareholders, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the LMP Shareholders, or (iii) under applicable law would require approval of the LMP Shareholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the LMP Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by the former holders of a majority of the LMP Stock.

  9.4 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE X

                              GENERAL PROVISIONS

  10.1 Survival; Recourse. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 10.9 and 10.10 hereof, shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of LMP or Parent, and shall bind the legal representatives, assigns and successors of LMP, the LMP Principals and Parent, for a period of 18 months after the Closing Date (other than the representations and warranties contained in (A) Sections 4.18, 4.19 and 4.20 hereof, which shall survive for the applicable statute of limitations, or (B) Section 4.24 hereof, which shall survive for six years after the Effective Time).

  10.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

   If to LMP:                    Larry Miller Productions, Inc.
                                 One Thompson Square
                                 Charlestown, MA  02129
                                 Attention: Mr. Jeff Janer, President and CEO
                                 Telephone: (617) 242-4242
                                 Telecopy: (617) 242-9259

   With a copy to:               Brown, Rudnick, Freed & Gesmer
                                 One Financial Center
                                 Boston, MA  02111
                                 Attention: Philip J. Flink, Esq.
                                 Telephone: (617) 856-8555
                                 Telecopy:  (617) 856-8201

   If to the LMP                 To the address listed under the signature
   Shareholders:                 line of the applicable LMP Shareholder

   If to Parent or Sub:          IXL Holdings, Inc.
                                 1888 Emery St., 2nd Floor
                                 Atlanta, GA 30318
                                 Attention: Mr. James V. Sandry, Exec. V.P.
                                 Telecopy:  404/267-3801
                                 Telephone: 404/267-3800

   With copies to:               Minkin & Snyder, A Professional Corporation
                                 One Buckhead Plaza
                                 3060 Peachtree Rd., Ste. 1100
                                 Atlanta, GA 30305
                                 Attention: James S. Altenbach, Esq.
                                 Telecopy:  404/233-5824
                                 Telephone: 404/261-8000

   and to:                       Kelso & Company
                                 320 Park Ave., 24th Floor
                                 New York, NY 10032
                                 Attention: James J. Connors II, Esq.
                                 Telecopy:  212/223-2379
                                 Telephone: 212/751-3939
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  10.3 Entire Agreement. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the non-disclosure letter agreement between Parent and LMP dated as of April 14, 1998. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

  10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

  10.5 Governing Law. This Agreement, except to the extent that the BCL or the DGCL is mandatorily applicable to the Merger, or to the rights of the LMP Principals or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

  10.6 Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

  10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

  10.8 Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  10.9 Post-Closing Access. For a period of six years after the Closing Date, the LMP Principals and their agents and representatives shall have reasonable access to the books and records of the LMP Business, which shall be retained, as reasonable, by Parent during such period. Thereafter, the LMP Principals may have such access to the extent (a) reasonably required to defend a claim for indemnification under Sections 4.18, 4.19 or 4.20 hereof; and (b) that Parent has retained such records.

  10.10 Post-Closing Notice. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects any of the LMP Principals, the Surviving Corporation shall promptly notify the affected LMP Principal of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

  10.11  Certain Definitions.  As used herein:

         (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the LMP Real Property or interfering with the ordinary conduct of any of the LMP Business; and (e) those Liens listed on Schedule 10.11 hereto;
                              --------------

         (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of LMP" shall refer to the knowledge, subject to clause (i) above, of any of the LMP Principals; and

         (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include LMP or University Netcasting, Inc.



                     - SIGNATURES ON THE FOLLOWING PAGE -

  IN WITNESS WHEREOF, Parent, Sub and LMP have caused this Agreement to be signed and delivered by their respective duly authorized officers, and each LMP Principal has signed and delivered this Agreement, all as of the date first written above.


                                 "LMP"

                                 Larry Miller Productions, Inc., a Massachusetts corporation


                                 By: /s/ Jeff Janer
                                    ----------------------------------------
                                 Title: Chief Executive Officer

                                 By:
                                    ----------------------------------------
                                 Title:
                                       -------------------------------------



                                 "Parent"

                                 IXL Holdings, Inc., a Delaware corporation


                                 By: /s/ James V. Sandry
                                    ----------------------------------------
                                 Title:
                                       -------------------------------------



                                 "Sub"

                                 iXL-Boston, Inc., a Delaware corporation


                                 By: /s/ James V. Sandry
                                    ----------------------------------------
                                 Title:
                                       -------------------------------------




                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                                 "LMP Majority Principals"


                                  /s/ Jeff Janer
                                 -------------------------------------------
                                 Jeff Janer

                                 Address:  98 Clark Road
                                           Cape Neddick, ME  03902

                                  /s/ Dave Greeley
                                 -------------------------------------------
                                 Dave Greeley

                                 Address:  592 Old Bedford Road
                                           Concord, MA  01742


                                  /s/ Mike Sabourin
                                 -------------------------------------------
                                 Mike Sabourin

                                 Address:  1657 Main Street
                                           West Concord, MA  01742


                                 "LMP Other Principals"


                                  /s/ Francis Maslowski
                                 -------------------------------------------
                                 Francis Maslowski

                                  Address:  1657 Main Street
                                            West Concord, MA  01742


                                  /s/ Robert Wilson
                                 -------------------------------------------
                                 Robert Wilson

                                 Address:  372 Nahant Road
                                           Nahant, MA 01908


                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                                  /s/ Angela Richards
                                 -------------------------------------------
                                 Angela Richards

                                 Address:  26 Thatcher Street
                                           Medford, MA 02155


                                  /s/ David Jacobs
                                 -------------------------------------------
                                 David Jacobs

                                 Address:  107 Parmenter Road
                                           Framingham, MA 01701


                                 /s/ Jonathan Reduker
                                 -------------------------------------------
                                 Jonathan Reduker

                                 Address:  17 Parsons Street
                                           Newburyport, MA 01950


                                  /s/ Damian Roskill
                                 -------------------------------------------
                                 Damian Roskill

                                 Address:  7 Waterhouse Street
                                           Somerville, MA 02148


                                  /s/ Mike Ryan
                                 -------------------------------------------
                                 Mike Ryan

                                 Address:  10 Stratford Road
                                           West Hartford, CT 06117


                                  /s/ Laura Wallace
                                 -------------------------------------------
                                 Laura Wallace

                                 Address:  339 Summer Street
                                           Lynfield, MA  01940

                                   EXHIBITS
                                   --------


Parent's Closing Certificate......................................  Exhibit A-1

Sub's Closing Certificate.........................................  Exhibit A-2

Agreement to be Bound to Registration Rights Agreement............  Exhibit B

Option Agreement..................................................  Exhibit C-1

Opinion of Counsel to Parent and Sub..............................  Exhibit D

LMP's Closing Certificate.........................................  Exhibit E

Agreement to be Bound to Stockholders' Agreement..................  Exhibit F

Opinion of Counsel to LMP.........................................  Exhibit G

Warrants..........................................................  Exhibit H

Non-Compete Agreement.............................................  Exhibit I

Purchaser Representative Questionnaire and Acknowledgement........  Exhibit J

                                SCHEDULE 4.3(a)
                                ---------------

                             CAPITALIZATION OF LMP



                                SCHEDULE 4.3(B)
                                ---------------

                              LIENS ON LMP STOCK




                                 SCHEDULE 4.5
                                 ------------

                CONFLICTS, REQUIRED FILINGS AND CONSENTS OF LMP



                                 SCHEDULE 4.6
                                 ------------

               EXCEPTIONS TO FINANCIAL STATEMENTS BEING PREPARED
                               ACCORDING TO GAAP



                                 SCHEDULE 4.7
                                 ------------

                    EXCEPTIONS TO ABSENCE OF CHANGES OF LMP



                                 SCHEDULE 4.8
                                 ------------

                        UNDISCLOSED LIABILITIES OF LMP



                                 SCHEDULE 4.9
                                 ------------

                    EXCEPTION TO TITLE TO PROPERTIES OF LMP

                                 SCHEDULE 4.10
                                 -------------

                             BAD EQUIPMENT OF LMP



                                 SCHEDULE 4.12
                                 -------------

                             REAL PROPERTY OF LMP



                                 SCHEDULE 4.13
                                 -------------

                                 LEASES OF LMP



                                 SCHEDULE 4.14
                                 -------------

                               CONTRACTS OF LMP



                                 SCHEDULE 4.15
                                 -------------

                         DIRECTORS AND OFFICERS OF LMP



                                 SCHEDULE 4.16
                                 -------------

                          PAYROLL INFORMATION OF LMP



                                 SCHEDULE 4.17
                                 -------------

                                  LITIGATION

                                 SCHEDULE 4.18
                                 -------------

                 EMPLOYEE BENEFIT PLANS/LABOR RELATIONS OF LMP



                                 SCHEDULE 4.19
                                 -------------

                              ERISA ISSUES OF LMP



                                 SCHEDULE 4.21
                                 -------------

                                  LMP PERMITS




                                 SCHEDULE 4.23
                                 -------------

                                  LMP BROKERS



                                 SCHEDULE 4.25
                                 -------------

                 INTEREST IN CUSTOMERS, SUPPLIERS, COMPETITORS




                                 SCHEDULE 4.26
                                 -------------

         EXCEPTIONS TO LMP ACCOUNTS RECEIVABLE BEING FULLY COLLECTIBLE



                                 SCHEDULE 4.27
                                 -------------

       LIST OF LMP ACCOUNTS PAYABLE BEING PAST DUE BY MORE THAN 90 DAYS

                                 SCHEDULE 4.28
                                 -------------

                               INSURANCE OF LMP



                                 SCHEDULE 4.31
                                 -------------

                             ACCREDITED INVESTORS



                                 SCHEDULE 5.3
                                 ------------

           CONFLICTS, REQUIRED FILING AND CONSENTS OF PARENT AND SUB




                                 SCHEDULE 5.4
                                 ------------

                               PARENT LITIGATION



                                 SCHEDULE 5.5
                                 ------------

                            PARENT AND SUB BROKERS




                                 SCHEDULE 5.6
                                 ------------

              OUTSTANDING OBLIGATIONS TO ISSUE OPTIONS, WARRANTS
                         OR OTHER PARENT STOCK RIGHTS


                                 SCHEDULE 5.7
                                 ------------

                            SUBSIDIARIES OF PARENT

                                 SCHEDULE 5.9
                                 ------------

                        PARENT UNDISCLOSED LIABILITIES




                                 SCHEDULE 5.13
                                 -------------

                  EXCEPTIONS TO ABSENCE OF CHANGES OF PARENT



                                SCHEDULE 6.6(B)
                                ---------------

                 PARENT OPTIONS TO HOLDERS OF LMP STOCK RIGHTS




                                SCHEDULE 7.1(C)
                                ---------------

                                PARENT CONSENTS



                                SCHEDULE 7.2(C)
                                ---------------

                       LMP AND LMP SHAREHOLDERS CONSENTS



                                SCHEDULE 10.11
                                --------------

                            PERMITTED LIENS OF LMP